Exhibit 23.5

浙江省杭州市杭大路1号黄龙世纪广场A座11楼 邮编310007

11/F, Building A, Dragon Century Plaza, No. 1 Hangda Road, Hangzhou, China 310007

电话/Tel：+86 571 8790 1110 传真/Fax：+86 571 8790 1500

January 14, 2026

To:

Greenland Technologies Holding Corporation

50 Millstone Road, Building 400

Suite 130

East Windsor, NJ

Dear Sir/Madam,

We hereby consent to the references to our firm’s name under the Greenland Technologies Holding Corporation’s Form S-1, which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Form S-1.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

Zhejiang T&C Law Firm